Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Form S-4 of our reports dated February 28, 2007, relating to the consolidated financial statements and financial statement schedule of Berkshire Hathaway Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s accounting for pension and other postretirement benefits to conform to Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2006 and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
Omaha, Nebraska
December 7, 2007